Exhibit 10.2

SPANSION INC.

2010 EQUITY INCENTIVE AWARD PLAN

French Sub-Plan – Restricted Stock/Restricted Stock Units

This sub-plan (the “Sub-Plan”) provides for a certain number of conditions or definitions which will apply to the granting of the right to receive (“Restricted Stock Units”) and delivery of actual shares of common stock of Spansion Inc. (the “Company”) without payment therefore and subject to restrictions thereon (the “Restricted Stock”) to the employees of a French Subsidiary, under the Spansion Inc. 2010 Equity Incentive Award Plan (the “Plan”) and the Sub-Plan.

The additional terms and conditions provided for by the Sub-Plan are specific to the Eligible Employees of a French Subsidiary only and do not affect the rights afforded to any other Participant who is granted Restricted Stock Units or shares of Restricted Stock under the Plan. The additional terms and conditions provided for by the Sub-Plan also do not affect the terms of the Plan itself for purposes of compliance with U.S. tax and securities laws.

Unless otherwise defined herein, the terms defined in the Plan and in the agreement evidencing an Award shall have the same defined meaning in the Sub-Plan.

The provisions of this Sub-Plan shall form an integral part of the Plan and the shares of Common Stock granted to the Eligible Employees shall consequently be governed by the provisions of the Plan and of this Sub-Plan. The provisions of the Plan shall remain applicable insofar as they do not contradict the provisions of the Sub-Plan.

I.	DEFINITIONS

Eligible Employee means any person employed by a French Subsidiary under the terms of a written or oral employment agreement, and who does not own, on the Date of Grant, shares of Common Stock representing more than 10% of the issued equity securities of the Company.

Date of Grant or Award Date means the date on which the Committee grants to an Eligible Employee the right to receive shares and determines the number of shares subject to such grant.

French Subsidiary means each subsidiary of the Company organized under the laws of France which the Company may designate as a French Subsidiary under the Plan.

II.	SPECIFIC CONDITIONS APPLYING TO SHARES OF RESTRICTED STOCK GRANTED TO ELIGIBLE EMPLOYEES UNDER THIS SUB-PLAN

1.	Restricted Stock Units may only be granted to Eligible Employees as defined above and Eligible Employees can only be granted shares of Common Stock under the Plan without payment therefore in the form of Restricted Stock.

2.	Shares of Common Stock cannot be delivered upon vesting of Restricted Stock Units or Restricted Stock prior to the second anniversary of the Date of Grant (“Delivery Date”), subject to the Participant remaining employed with the French Subsidiary or the Company on the Delivery Date. Common Stock acquired upon vesting of Awards cannot be transferred prior to the second anniversary of the Delivery Date (hereafter the “Holding Period”). In the event that an Eligible Employee does not comply with the requirement set forth in Section 2 and in Section 3, such Eligible Employee shall be liable for all consequences to the Company or to the applicable employing French Subsidiary resulting from such breach and must indemnify the Company and the employing French Subsidiary in respect of all amounts payable by the Company or such French Subsidiary in connection with such breach. More generally, the Eligible Employee agrees to indemnify and keep indemnified the Company or the Eligible Employee’s employer, as the case may be, from and against any liability for and obligation to pay any tax and social charges incurred by the Company or the Eligible Employee’s employer, as the case may be.

3.	At the expiration of the Holding Period, if the Common Stock is listed on any established stock exchange or a national market system, Common Stock cannot be sold (i) during the ten trading sessions preceding and following the date on which the consolidated accounts or annual accounts of the Company are first released to the public, and (ii) during a period (x) starting from the date on which the Board or any committee thereof become aware of any information which, if published, could significantly affect the company’s market price and (y) ending at the close of the tenth trading session following the publication of the information.

Spansion Inc.

By:
Its:

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